Verity U.S. Treasury Fund

July 9, 2025

Dear Financial Professional,

We want to make you aware that your clients that hold shares in the above-mentioned Fund (the “Fund”) as of the record date of June 20, 2025, will soon be receiving proxy materials regarding the Special Meeting of Shareholders, slated for August 28, 2025.

If the client has elected for e-delivery, they will receive an email that includes a link to the proxy statement with detailed information about the meeting for the Fund and a personalized URL voting link in the body of the email with which to register their vote. If the client has elected to receive hard copy materials, the mailing will include the proxy statement with detailed information about the meeting as well as their proxy card. The proxy card will provide instructions on how shareholders can vote by telephone or through the Internet or by signing and returning it in the enclosed postage paid envelope.

You can access the materials by visiting www.OkapiVote.com/Verity. Shareholders will be asked to vote on the following proposal:

Proposal 1:    To approve an investment advisory agreement between Verity Asset Management, Inc. (“Verity”) and the Trust, on behalf of the Verity U.S. Treasury Fund.
The Board of Trustees recommends that shareholders vote “FOR” the Proposal.
***Additional information regarding the proposal can be found on the next page. ***
Please note that your clients may receive a telephone solicitation in connection with the Special Meeting from Okapi Partners, the Fund’s proxy solicitor. However, we are committed to helping you maintain your client relationships while we carry out our solicitation process.  To that end, we are asking for your support and assistance in answering any questions you may receive from your clients on this matter.
•Please ask your clients to vote as soon as possible. Instructions on how they can vote, over the phone, by internet or by mail will be detailed on the proxy card or email they receive.
•Please explain that their vote is critical no matter how many shares they own.
•If you or your clients have any questions, please call this toll-free number for more information: 877-259-6290. Agents are available to answer questions or to record voting instructions Monday through Friday from 9:00 a.m. to 8:00 p.m. EST. The voting process is quick and easy and will require only a couple minutes of their time.
•Alternatively, you or your client also can email Verity@okapipartners.com for assistance.

Thank you for your attention to this matter. We hope providing this information to you in advance will help you in communicating the need for the proxy and avoid the cost of further solicitation to shareholders.

Additional Information Regarding the Proposal
•Verity has served as the investment adviser to the Fund since its inception on December 1, 2023. On May 5, 2025, Verity Financial Group, Inc., the parent company of Verity, agreed to be acquired by Simplicity Financial Marketing Holdings, Inc. (“Simplicity”), pursuant to which Simplicity will acquire a 100% ownership equity stake in Verity (the “Transaction”).
•The closing of the Transaction, which is expected on or about June 30, 2025, subject to the satisfaction of customary closing conditions, may be deemed to result in a change of control of the Adviser under the Investment Company Act of 1940. If a change in control of the Adviser was deemed to occur, it would result in the “assignment” of the investment advisory agreement currently in effect, resulting in the automatic termination of the current investment advisory agreement.
•In connection with the Transaction, shareholders are being asked to approve a new investment advisory agreement between the Trust, on behalf of the Fund, and Verity, which will allow Verity to continue to serve as the Fund’s investment adviser following the closing on the Transaction.
•There are no material differences between the New Investment Advisory Agreement and the Current Investment Advisory Agreement, except for its effective date.
•The Fund’s investment objective and principal investment strategies will not change as a result of the New Investment Advisory Agreement.
•The approval of the New Investment Advisory Agreement is not anticipated to have any effect on the fees or expenses of the Fund.

Verity U.S. Treasury Fund
IMPORTANT INFORMATION BELOW - PLEASE READ!

July 9, 2025
Dear Shareholder,
I am writing to request your assistance as a valued shareholder of the Verity U.S. Treasury Fund (the “Fund”). Enclosed you will find a proxy statement with information about the upcoming Special Meeting of Shareholders of the Fund in which shareholders are being asked to approve a new investment advisory agreement between Verity Asset Management, Inc. (“Verity”) and the Trust, on behalf of the Fund.
Because there is a great deal of information in the materials, I would like to highlight the following key points. Under the New Investment Advisory Agreement, there will be:
1.No change to the investment adviser (Verity will remain the Fund’s investment adviser).
2.No change to the investment advisory fees.
3.No change to the investment objective and principal investment strategies.
Reasoning for the New Investment Advisory Agreement:
Verity has served as the investment adviser to the Fund since its inception on December 1, 2023. On May 5, 2025, Verity Financial Group, Inc., the parent company of Verity, agreed to be acquired by Simplicity Financial Marketing Holdings, Inc. (“Simplicity”), pursuant to which Simplicity will acquire a 100% ownership equity stake in Verity (the “Transaction”). The closing of the Transaction, which is expected on or about June 30, 2025, subject to the satisfaction of customary closing conditions, may be deemed to result in a change of control of the Adviser under the Investment Company Act of 1940. If a change in control of the Adviser was deemed to occur, it would result in the “assignment” of the investment advisory agreement currently in effect, resulting in the automatic termination of the current investment advisory agreement.
In connection with the Transaction, shareholders are being asked to approve a new investment advisory agreement between the Trust, on behalf of the Fund, and Verity, which will allow Verity to continue to serve as the Fund’s investment adviser following the closing on the Transaction.
The New Investment Advisory Agreement between the Trust, on behalf of the Fund, and Verity, is substantially identical to the Current Investment Advisory Agreement, except for its effective date.

We ask that you vote today via one of the below easy methods:
1)Internet, by entering the link and control number found on the enclosed proxy card.
2)Phone, by calling the toll-free number on the enclosed proxy card.
3)Mail, by signing and returning the proxy card in the enclosed pre-paid envelope.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL
If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at: (877) 259-6290 or by email at: Verity@okapipartners.com.